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EXHIBIT NO. 23-1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-101684 of Navistar International Corporation on Form S-3 of our reports dated December 11, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment and Disposal of Long-Lived Assets"), included in the Annual Report on Form 10-K of Navistar International Corporation for the year ended October 31, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

DELOITTE & TOUCHE LLP

January 10, 2003
Chicago, Illinois

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  EXHIBIT NO. 23-1